EXHIBIT 99

For Immediate Release

Allstate Reports 2004 First Quarter
43% Increase in Net Income EPS
52% Increase in Operating Income EPS

        NORTHBROOK, Ill., Apr. 20, 2004—The Allstate Corporation (NYSE: ALL) today reported for the first quarter of 2004:

Consolidated Highlights(1)

	Three Months Ended March 31,
			Change
(in millions, except per share amounts and ratios)	Est. 2004	2003	$ Amt	%
Consolidated revenues	$8,311	$7,861	$450	5.7
Net income	949	665	284	42.7
Net income per diluted share	1.34	0.94	0.40	42.6
Operating income(1)	1,020	673	347	51.6
Operating income per diluted share(1)	1.44	0.95	0.49	51.6
Property-Liability combined ratio	86.4	93.1	—	(6.7	)pts
Book value per diluted share	30.48	25.50	4.98	19.5
Operating income return on equity(1)	18.0	14.8	—	3.2	pts

•
Property-Liability premiums written(1) grew 6.7% over the first quarter of 2003. Allstate brand standard auto and homeowners new business premiums written both increased 43%.

•
Property-Liability underwriting income(1) increased 109% or $452 million in the first quarter to $865 million from $413 million in the first quarter of 2003 due to higher premiums earned, continued favorable auto and homeowners loss frequencies, and lower catastrophes. The combined ratio decreased 6.7 points to 86.4 in the first quarter of 2004.

•
Catastrophe losses in the first quarter decreased to $102 million compared to $133 million in the first quarter of 2003. The impact of catastrophe losses on the combined ratio decreased to 1.6 pts from 2.2 pts in the first quarter of 2003.

•
Allstate Financial had premiums and deposits(1) of $3.46 billion, a 38% increase over the first quarter of 2003. Operating income was $132 million compared to $82 million in the first quarter of 2003.

•
Allstate's annual operating income per diluted share guidance(1) for 2004 (assuming the level of average expected catastrophe losses used in pricing for the remainder of the year) is in the range of $4.80 to $5.10, compared to the previously announced range of $4.30 to $4.55.

        "This was an outstanding quarter for Allstate. We're off to a great start for 2004," said Chairman, President and CEO Edward M. Liddy. "Simply put, our strategy is to grow profitably and this quarter's results very clearly indicate we are succeeding. And we have every intention of continuing the momentum.

        "I am especially pleased with the fact that this was the first time operating income reached $1 billion for a quarter. The fact is that good news is coming from across the enterprise—Allstate Protection, Allstate Financial and Investment units all generated strong results.

(1)
Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the "Definitions of Non-GAAP and Operating Measures" section of this document.

        "In our Property-Liability business, premiums written were up more than 6% in an environment of moderating rate activity. Policies in force (PIF) showed healthy growth. In particular, Allstate brand standard auto and homeowners business PIF grew 3.6% and 4.6% respectively, as compared to the first quarter of 2003. We retained more customers as evidenced by the improvement in our retention ratio. And while we were pleased with our underwriting performance, results also benefited from lower catastrophe losses and the mild winter, which contributed to favorable auto and homeowners loss frequency trends.

        "Our efforts to expand the reach of our brand through marketing and advertising are achieving success. We are reaching shoppers at targeted levels and our advertising is being well received. Our competitive position remains strong across the country as evidenced by the growth rates of our core lines. New business premiums written for Allstate brand standard auto and homeowners increased 43% compared to the first quarter of 2003. Our Strategic Risk Management approach continues to work well at attracting our target customers, which are those that tend to buy multiple products and stay with the company for a longer period of time," continued Liddy.

        "I am also pleased with the performance of our Allstate Exclusive Agencies. They are clearly executing our strategy to get better and bigger in our property-casualty business while also making solid contributions to becoming broader in financial services. New sales of financial products by Allstate exclusive agencies(1) for the first quarter of 2004 were $491 million, a 36% increase from the first quarter of 2003. We have an agency force that is committed to fulfilling our customers' needs and reaching more customers.

        "At Allstate Financial, the results are encouraging, with higher sales and operating income. Premiums and deposits increased by $959 million or 38% in the quarter compared to the prior year first quarter. In particular, we identified and took advantage of opportunities in our institutional medium-term note program and issued $1.1 billion in funding agreements in the quarter. In addition, operating income was $132 million in the quarter," said Liddy. "Growth in investments, including separate accounts assets, was also strong increasing to $80.1 billion, an increase of $11.9 billion or 17% as compared to the first quarter of 2003.

        "Overall, the strategy for Allstate Financial remains focused on operational excellence while emphasizing product manufacturing for targeted distribution partners. Allstate Financial has exposure to economic conditions, which includes the impact that low interest rates has on certain products. Nonetheless, as economic conditions improve we expect favorable trends in operating income in 2004 and subsequent years.

        "Lastly, on the strength of this quarter and confidence that favorable trends will continue, we are increasing our operating income per diluted share guidance for 2004 to a range of $4.80 to $5.10 (assuming the level of average expected catastrophe losses used in pricing for the remainder of the year)."

Consolidated Highlights

	Three Months Ended March 31,		Change		Discussion of Results for the Three Months Ended March 31, 2004
($ in millions, except per share and return amounts)	Est. 2004	2003	$ Amt	%
Consolidated revenues	$8,311	$7,861	$450	5.7	•	Higher premiums earned in Property-Liability and higher realized capital gains.
Operating income	1,020	673	347	51.6	•	An increase in operating income of $294 and $50 for Property-Liability and Allstate Financial, respectively.
Realized capital gains and losses, after-tax	120	6	114	—	•	See the Components of realized capital gains and losses (pretax) table.
Loss on disposition of operations, after-tax	(2)	—	(2)	—	•	Loss related to the disposition of the majority of Allstate Financial's direct response distribution business.
Cumulative effect of change in accounting principle, after-tax	(175)	—	(175)	—	•	Adoption of AICPA SOP 03-01, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts."
Net income	949	665	284	42.7	•	Higher operating income and realized capital gains partly offset by the cumulative effect of change in accounting principle.
Net income per share (diluted)	1.34	0.94	0.40	42.6
Operating income per share (diluted)	1.44	0.95	0.49	51.6	•	Compared to First Call mean estimate of $1.41, with a range of $1.40 to $1.42.
Net shares outstanding	703.2	703.6	—	(0.1)	•
						On a year to date basis during 2004, Allstate purchased 3.7 million shares of its stock for $167.09 million, or an average cost per share of $45.22. Net shares outstanding at December 31, 2003 were 704.0.
Weighted average shares outstanding (diluted)	709.2	705.2	—	0.6	•	Repurchased shares were offset by an increase in the dilutive effect of stock options due to a rising stock price and issuances related to employee incentives.
Return on equity	15.1	9.8	—	5.3 pts	•	See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.
Operating income return on equity	18.0	14.8	—	3.2 pts	•	See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.
Book value per diluted share	30.48	25.50	4.98	19.5	•
						At March 31, 2004 and 2003, net unrealized gains on fixed income securities, after-tax, totaling $2,618 and $2,396, respectively, represented $3.69 and $3.40, respectively, of book value per diluted share.

•
Book value per diluted share increased 19.5% compared to March 31, 2003 and 5.0% compared to December 31, 2003.

Property-Liability Highlights

	Three Months Ended March 31,		Change		Discussion of Results for the Three Months Ended March 31, 2004
($ in millions, except ratios)	Est. 2004	2003	$ Amt	%
Property-Liability premiums written	$6,333	$5,937	$396	6.7	•	See the Property-Liability premiums written by market segment table.
Property-Liability revenues	6,986	6,444	542	8.4	•	Premiums earned increased $372 or 6.2%.
Underwriting income	865	413	452	109.4	•	Higher premiums earned, continued favorable auto and homeowners frequencies, and lower catastrophes. See the Allstate Protection market segment analysis table.
Net investment income	424	408	16	3.9	•	Higher portfolio balances due to positive cash flows from operations, partially offset by lower yields.
Operating income	912	618	294	47.6	•	Increase of $292 in underwriting income, after-tax.
Realized capital gains and losses, after-tax	132	27	105	—	•	See the Components of realized capital gains and losses (pretax) table.
Net income	1,044	645	399	61.9	•	Higher operating income and realized capital gains.
Catastrophe losses	102	133	(31)	(23.3)
Ratios:
Property-Liability combined ratio	86.4	93.1	—	(6.7) pts
Effect of Discontinued Lines and Coverages	0.1	0.6	—	(0.5) pts
Allstate Protection combined ratio	86.3	92.5	—	(6.2) pts
Effect of catastrophe losses	1.6	2.2	—	(0.6) pts

  •
  Allstate brand standard auto and homeowners policies in force (PIF) increased 3.6% and 4.6%, respectively, from March 31, 2003 levels. Both standard auto and homeowners experienced growth in most states. These results exclude impacts from Allstate Canada.

  •
  In addition to higher new business premiums written during the first quarter of 2004 compared to the prior year first quarter, the retention ratio for the Allstate brand standard auto and homeowners increased to 90.5 and 87.8 as of March 31, 2004. These results exclude impacts from Allstate Canada.

Allstate Financial Highlights

	Three Months Ended March 31,		Change		Discussion of Results for the Three Months Ended March 31, 2004
($ in millions)	Est. 2004	2003	$ Amt	%
Premiums and deposits	$3,455	$2,496	$959	38.4	•	Higher sales of institutional products, fixed annuities, variable annuities and life products. See the Allstate Financial premiums and deposits table.
Allstate Financial revenues	1,294	1,402	(108)	(7.7)	•
						Lower premiums from sales of immediate annuities with life contingencies and the impact of the disposition of the majority of our direct response distribution business, partly offset by higher contract charges, net investment income and lower realized capital losses.
Operating income	132	82	50	61.0	•
						Higher investment margin(1), lower amortization of DAC (due to no significant DAC unlocking) and lower operating costs and expenses, partly offset by lower mortality margin(1) due to the disposition of the majority of our direct response distribution business.
Realized capital gains and losses, after-tax	(14)	(21)	7	33.3	•	See the Components of realized capital gains and losses (pretax) table.
Loss on disposition of operations, after-tax	(2)	—	(2)	—	•	Loss related to the disposition of the majority of the direct response distribution business.
Cumulative effect of change in accounting principle, after-tax	(175)	—	(175)	—	•	Adoption of AICPA SOP 03-01, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts."
Net income (loss)	(73)	50	(123)	—	•	Higher operating income and lower realized capital losses offset by cumulative effect of change in accounting principle.

•
Investments including separate accounts assets for the first quarter of 2004 increased 17.5% over the prior year first quarter due to market improvements and strong sales.

•
The weighted average interest crediting rate on fixed annuity and interest-sensitive life products in force, excluding market value adjusted annuities, was approximately 60 basis points more than the underlying long-term guaranteed rates on these products for the quarter ended March 31, 2004. The crediting rate on approximately 40% of these contracts was at the contractually guaranteed minimum rate as of March 31, 2004.

•
SOP 03-01 was adopted as of January 1, 2004. It requires the establishment of reserves primarily for benefit guarantees provided under variable annuity contracts. In determining these reserves, this statement requires the consideration of a range of potential results under various economic scenarios, which generally necessitates the use of stochastic modeling techniques. The implementation of this new modeling approach resulted in changes to expected future gross profits, and therefore resulted in a write-down of deferred policy acquisition costs ("DAC") and deferred sales inducements ("DSI"). The impact of implementing this SOP on January 1, 2004, recognized as a cumulative effect of a change in accounting principle, was a $145 million increase in benefit reserves and an additional $124 million in DAC and DSI amortization or an aggregate of $269 million before-tax, $175 million after-tax.

•
Operating income of the Allstate Financial direct response distribution business was $3 million lower in the first quarter of 2004 than the first quarter of 2003 due to the disposition of the majority of that business. This included reductions in total revenues of $59 million, operating costs and expenses of $23 million and amortization of DAC of $8 million. The revenue decrease also contributed to a decline in the mortality margin related to the disposition of this business of $35 million in the first quarter of 2004 when compared to the first quarter of 2003.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
($ in millions, except per share data)	Est. 2004	2003 (1)	Percent Change
Revenues
Property-liability insurance premiums	$6,371	$5,999	6.2
Life and annuity premiums and contract charges	496	639	(22.4)
Net investment income	1,274	1,222	4.3
Realized capital gains and losses	170	1	—

Total revenues	8,311	7,861	5.7

Costs and expenses
Property-liability insurance claims and claims expense	3,986	4,151	(4.0)
Life and annuity contract benefits	395	530	(25.5)
Interest credited to contractholder funds	470	453	3.8
Amortization of deferred policy acquisition costs	1,055	1,013	4.1
Operating costs and expenses	733	753	(2.7)
Restructuring and related charges	11	23	(52.2)
Interest expense	74	67	10.4

Total costs and expenses	6,724	6,990	(3.8)

Loss on disposition of operations	(3)	—	—
Income from operations before income tax expense, dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,584	871	81.9
Income tax expense	460	203	126.6

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,124	668	68.3
Dividends on preferred securities of subsidiary trust	—	(3)	100.0
Cumulative effect of change in accounting principle, after-tax	(175)	—	—

Net income	$949	$665	42.7

Net income per share—Basic	$1.35	$0.95

Weighted average shares—Basic	704.5	703.3

Net income per share—Diluted	$1.34	$0.94

Weighted average shares—Diluted	709.2	705.2

(1)
To conform to current period presentations, certain prior period balances have been reclassified.

THE ALLSTATE CORPORATION
CONTRIBUTION TO INCOME

	Three Months Ended March 31,
($ in millions, except per share data)	Est. 2004	2003 (1)	Percent Change
Contribution to income
Operating income before the impact of restructuring and related charges	$1,027	$688	49.3
Restructuring and related charges, after-tax	7	15	(53.3)

Operating income	1,020	673	51.6
Realized capital gains and losses, after-tax	120	6	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(10)	(9)	(11.1)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(4)	(2)	(100.0)
Loss on disposition of operations, after-tax	(2)	—	—
Dividends on preferred securities of subsidiary trust	—	(3)	100.0
Cumulative effect of change in accounting principle, after-tax	(175)	—	—

Net income	$949	$665	42.7

Income per share (Diluted)
Operating income before the impact of restructuring and related charges	$1.45	$0.98	48.0
Restructuring and related charges, after-tax	0.01	0.03	(66.7)

Operating income	1.44	0.95	51.6
Realized capital gains and losses, after-tax	0.17	—	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(0.01)	(0.01)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	—	—
Loss on disposition of operations, after-tax	—	—	—
Dividends on preferred securities of subsidiary trust	—	—	—
Cumulative effect of change in accounting principle, after-tax	(0.25)	—	—

Net income	$1.34	$0.94	42.6

Book value per share—Diluted	$30.48	$25.50	19.5

(1)
To conform to current period presentations, certain prior period balances have been reclassified.

(2)
Includes amortization expense on deferred policy acquisition costs ("DAC") and deferred sales inducements ("DSI") relating to realized capital gains and losses.

THE ALLSTATE CORPORATION
COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended March 31, 2004 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative instruments	$(11)	$(16)	$(1)	$(28)
Settlements of derivative instruments	(11)	(8)	(1)	(20)
Sales	220	36	4	260
Investment write-downs	(7)	(35)	—	(42)

Total	$191	$(23)	$2	$170

	Three Months Ended March 31, 2003 (1)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative instruments	$(6)	$(6)	$—	$(12)
Settlements of derivative instruments	8	6	—	14
Sales	60	23	—	83
Investment write-downs	(25)	(59)	—	(84)

Total	$37	$(36)	$—	$1

(1)
To conform to current period presentations, certain prior period balances have been reclassified. The reclassifications result in periodic settlements and accruals on derivative instruments held for economic hedging purposes but categorized as "non-hedge" for accounting purposes, being classified consistent with the corresponding fair value adjustments on such instruments.

THE ALLSTATE CORPORATION
SEGMENT RESULTS

	Three Months Ended March 31,
($ in millions)	Est. 2004	2003 (1)
Property-Liability
Premiums written	$6,333	$5,937

Premiums earned	$6,371	$5,999
Claims and claims expense	3,986	4,151
Amortization of deferred policy acquisition costs	924	827
Operating costs and expenses	585	585
Restructuring and related charges	11	23

Underwriting income	865	413
Net investment income	424	408
Income tax expense on operations	377	203

Operating income	912	618
Realized capital gains and losses, after-tax	132	27

Net income	$1,044	$645

Catastrophe losses	$102	$133

Operating ratios
Claims and claims expense ratio	62.6	69.2
Expense ratio	23.8	23.9

Combined ratio	86.4	93.1

Effect of catastrophe losses on combined ratio	1.6	2.2

Effect of restructuring and related charges on combined ratio	0.2	0.4

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.6

Allstate Financial
Premiums and deposits	$3,455	$2,496

Investments including Separate Accounts assets	$80,122	$68,211

Premiums and contract charges	$496	$639
Net investment income	821	799
Periodic settlements and accruals on non-hedge derivative instruments	6	3
Contract benefits	395	530
Interest credited to contractholder funds	469	453
Amortization of deferred policy acquisition costs	117	172
Operating costs and expenses	145	168
Income tax expense on operations	65	36

Operating income	132	82
Realized capital gains and losses, after-tax	(14)	(21)
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(10)	(9)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(4)	(2)
Loss on disposition of operations, after-tax	(2)	—
Cumulative effect of change in accounting principle, after-tax	(175)	—

Net (loss) income	$(73)	$50

Corporate and Other
Net investment income	$29	$15
Operating costs and expenses	77	67
Income tax benefit on operations	(24)	(25)

Operating loss	(24)	(27)
Realized capital gains and losses, after-tax	2	—
Dividends on preferred securities of subsidiary trust	—	(3)

Net loss	$(22)	$(30)

Consolidated net income	$949	$665

(1)
To conform to current period presentations, certain prior period balances have been reclassified.

(2)
Includes amortization expense on deferred policy acquisition costs ("DAC") and deferred sales inducements ("DSI") relating to realized capital gains and losses.

THE ALLSTATE CORPORATION
UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended March 31,
($ in millions)	Est. 2004	2003	Percent Change
Consolidated Underwriting Summary
Allstate Protection	$870	$451	92.9
Discontinued Lines and Coverages	(5)	(38)	86.8

Underwriting income	$865	$413	109.4

Allstate Protection Underwriting Summary
Premiums written	$6,332	$5,936	6.7

Premiums earned	$6,370	$5,997	6.2
Claims and claims expense	3,982	4,113	(3.2)
Amortization of deferred policy acquisition costs	924	827	11.7
Other costs and expenses	583	583	—
Restructuring and related charges	11	23	(52.2)

Underwriting income	$870	$451	92.9

Catastrophe losses	$102	$133	(23.3)

Operating ratios
Claims and claims expense ratio	62.5	68.6
Expense ratio	23.8	23.9

Combined ratio	86.3	92.5

Effect of catastrophe losses on combined ratio	1.6	2.2

Effect of restructuring and related charges on combined ratio	0.2	0.4

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$1	$1	—

Premiums earned	$1	$2	(50.0)
Claims and claims expense	4	38	(89.5)
Other costs and expenses	2	2	—

Underwriting loss	$(5)	$(38)	86.8

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.1	0.6

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended March 31,
($ in millions)	Est. 2004	2003	Percent Change
Allstate Brand
Standard auto	$3,607	$3,344	7.9
Non-standard auto	473	531	(10.9)

Auto	4,080	3,875	5.3
Involuntary auto	60	50	20.0
Commercial lines	229	206	11.2
Homeowners	1,161	1,042	11.4
Other personal lines	324	298	8.7

	5,854	5,471	7.0
Ivantage
Standard auto	280	285	(1.8)
Non-standard auto	43	41	4.9

Auto	323	326	(0.9)
Involuntary auto	12	9	33.3
Homeowners	119	110	8.2
Other personal lines	24	20	20.0

	478	465	2.8

Allstate Protection	6,332	5,936	6.7
Discontinued Lines and Coverages	1	1	—

Property-Liability	$6,333	$5,937	6.7

Allstate Protection
Standard auto	$3,887	$3,629	7.1
Non-standard auto	516	572	(9.8)

Auto	4,403	4,201	4.8
Involuntary auto	72	59	22.0
Commercial lines	229	206	11.2
Homeowners	1,280	1,152	11.1
Other personal lines	348	318	9.4

	$6,332	$5,936	6.7

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY NET RATE CHANGES APPROVED (1)

	Three Months Ended March 31, 2004
	Number of States	Weighted Average Rate Change (%)	Annual Impact of Rate Changes on State Specific Premiums Written (%)
Allstate Brand
Standard auto	5	0.1	1.8
Non-standard auto	2	1.2	9.9
Homeowners	3	0.1	4.6
Ivantage
Standard auto (Encompass)	9	1.0	4.0
Non-standard auto (Deerbrook)	7	1.9	4.8
Homeowners (Encompass)	9	1.5	7.0

(1)
Rate increases that are indicated based on a loss trend analysis to achieve a targeted return, will continue to be pursued in all locations and for all products.

THE ALLSTATE CORPORATION
ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

Three Months Ended March 31,
($ in millions)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio
Allstate Brand
Standard auto	$3,486	$3,240	66.8	71.5	67.2	71.5	23.6	23.5
Non-standard auto	474	548	62.4	75.2	62.2	75.2	19.7	19.5

Auto	3,960	3,788	66.3	72.1	66.6	72.1	23.1	22.9
Homeowners	1,300	1,174	48.6	56.6	41.4	47.6	22.6	23.3
Other (1)	604	556	63.1	68.0	60.9	65.3	26.8	26.4

Total Allstate brand	5,864	5,518	62.0	68.4	60.5	66.2	23.4	23.3
Ivantage
Standard auto	300	296	68.7	73.6	68.7	73.6	29.3	30.5
Non-standard auto	43	36	79.1	83.3	79.1	83.3	27.9	30.6

Auto	343	332	70.0	74.7	70.0	74.7	29.1	30.4
Homeowners	128	121	57.8	64.5	51.6	55.4	30.5	31.4
Other (1)	35	26	85.7	53.8	82.9	50.0	28.6	27.0

Total Ivantage	506	479	68.0	71.0	66.2	68.5	29.4	30.5

Allstate Protection	$6,370	$5,997	62.5	68.6	60.9	66.4	23.8	23.9

(1)
Other includes involuntary auto, commercial lines and other personal lines.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY
EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended March 31,
	Pretax Reserve Reestimates		Effect of Pretax Reserve Reestimates on the Combined Ratio
($ in millions)	Est. 2004	2003	Est. 2004	Change
Auto	$(47)	$(32)	(0.7)	(0.2)
Homeowners	(2)	14	—	(0.2)
Other	(3)	25	(0.1)	(0.5)

Allstate Protection	(52)	7	(0.8)	(0.9)
Discontinued Lines and Coverages	4	38	0.1	(0.5)

Property-Liability	$(48)	$45	(0.7)	(1.4)

Allstate Brand	$(52)	$1	(0.8)	(0.8)
Ivantage	—	6	—	(0.1)

Allstate Protection	$(52)	$7	(0.8)	(0.9)

THE ALLSTATE CORPORATION
ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended March 31,
($ in millions)	Est. 2004	2003	Percent Change
Life Products
Interest-sensitive life	$340	$243	39.9
Traditional	72	87	(17.2)
Other	113	152	(25.7)

	525	482	8.9
Annuities
Fixed annuities—deferred	1,084	926	17.1
Fixed annuities—immediate	206	265	(22.3)
Variable annuities	451	389	15.9

	1,741	1,580	10.2
Institutional Products
Indexed funding agreements	1	114	(99.1)
Funding agreements backing medium-term notes	1,100	235	—
Other	—	4	(100.0)

	1,101	353	—
Bank Deposits	88	81	8.6

Total	$3,455	$2,496	38.4

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	March 31, 2004 (Est.)	December 31, 2003
Assets
Investments
Fixed income securities, at fair value (amortized cost $84,059 and $82,607)	$90,363	$87,741
Equity securities, at fair value (cost $4,206 and $4,028)	5,451	5,288
Mortgage loans	6,797	6,539
Short-term	2,926	1,815
Other	1,702	1,698

Total investments	107,239	103,081
Cash	316	366
Premium installment receivables, net	4,489	4,386
Deferred policy acquisition costs	4,342	4,842
Reinsurance recoverables, net	3,108	3,121
Accrued investment income	1,051	1,068
Property and equipment, net	1,023	1,046
Goodwill	929	929
Other assets	1,995	1,878
Separate Accounts	13,550	13,425

Total assets	$138,042	$134,142

Liabilities
Reserve for property-liability insurance claims and claims expense	$17,584	$17,714
Reserve for life-contingent contract benefits	11,478	11,020
Contractholder funds	49,162	47,071
Unearned premiums	9,138	9,187
Claim payments outstanding	635	698
Other liabilities and accrued expenses	9,191	8,283
Deferred income taxes	1,027	1,103
Short-term debt	25	3
Long-term debt	4,672	5,073
Separate Accounts	13,550	13,425

Total liabilities	116,462	113,577

Shareholders' equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 703 million and 704 million shares outstanding	9	9
Additional capital paid-in	2,642	2,614
Retained income	22,393	21,641
Deferred compensation expense	(185)	(194)
Treasury stock, at cost (197 million and 196 million shares)	(6,337)	(6,261)
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	3,428	3,125
Unrealized foreign currency translation adjustments	(11)	(10)
Minimum pension liability adjustment	(359)	(359)

Total accumulated other comprehensive income	3,058	2,756

Total shareholders' equity	21,580	20,565

Total liabilities and shareholders' equity	$138,042	$134,142

Definitions of Non-GAAP and Operating Measures

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

        Operating income is income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax, excluding:

  •
  realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

  •
  amortization of deferred policy acquisition costs ("DAC") and deferred sales inducements ("DSI"), to the extent that they resulted from the recognition of realized capital gains and losses, and

  •
  (loss) gain on disposition of operations, after-tax.

        Net income is the GAAP measure that is most directly comparable to operating income.

        We use operating income to evaluate our results of operations and as an integral component for incentive compensation. It reveals trends in our insurance and financial services businesses that may be obscured by the net effect of realized capital gains and losses and (loss) gain on disposition of operations. These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process. Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investment or product attributes (e.g. net investment income and interest credited to contractholder funds) and thereby appropriately reflect trends in product performance. Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

        The following tables reconcile operating income and net income for the three months ended March 31, 2004 and 2003.

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
Operating income	$912	$618	$132	$82	$1,020	$673	$1.44	$0.95
Realized capital gains and losses	191	37	(23)	(36)	170	1
Income tax benefit (expense)	(59)	(10)	9	15	(50)	5

Realized capital gains and losses, after-tax	132	27	(14)	(21)	120	6	0.17	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(10)	(9)	(10)	(9)	(0.01)	(0.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after- tax	—	—	(4)	(2)	(4)	(2)	(0.01)	—
Loss on disposition of operations, after-tax	—	—	(2)	—	(2)	—	—	—

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,044	645	102	50	1,124	668	1.59	0.94
Dividends on preferred securities of subsidiary trust, after-tax	—	—	—	—	—	(3)	—	—
Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—	(175)	—	(0.25)	—

Net income (loss)	$1,044	$645	$(73)	$50	$949	$665	$1.34	$0.94

        In this press release, we provide guidance on operating income per diluted share for 2004 (assuming a level of average expected catastrophe losses used in pricing for the remainder of the year). A reconciliation of this measure to net income is not accessible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income. Because a forecast of realized capital gains and losses is not accessible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes. The other reconciling items between operating income and net income on a forward-looking basis are (loss) gain on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the remainder of the year.

        Underwriting income (loss) is premiums earned, less claims and claims expense ("losses"), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. We believe it is useful for investors to evaluate the components of income separately and in the aggregate when reviewing our performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business. A reconciliation of Property-Liability Underwriting income to net income is provided in the Segment Results table.

        Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of the beginning and end of the 12-month period shareholders' equity after excluding the after-tax effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period: the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle. Return on equity is the most directly comparable GAAP measure. The following table shows the two computations.

	For the twelve months ended March 31,
($ in millions)	Est. 2004	2003
Return on equity
Numerator:
Net income	$2,989	$1,704

Denominator:
Beginning shareholders' equity	17,983	16,887
Ending shareholders' equity	21,580	17,983
Average shareholders' equity	$19,782	$17,435

ROE	15.1%	9.8%

	For the twelve months ended March 31,
($ in millions)	Est. 2004	2003
Operating income return on equity
Numerator:
Operating income	$3,009	$2,260

Denominator:
Beginning shareholders' equity	17,983	16,887
Unrealized net capital gains	2,646	1,606

Adjusted beginning shareholders' equity	15,337	15,281
Ending shareholders' equity	21,580	17,983
Unrealized net capital gains	3,428	2,646

Adjusted ending shareholders' equity	18,152	15,337
Average shareholders' equity	$16,745	$15,309

Operating income ROE	18.0%	14.8%

        Investment margin represents the excess of net investment income over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial's reserve for life-contingent contract benefits. We use investment margin to evaluate Allstate Financial's profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers ("spread") during a fiscal period.

        Mortality margin represents life and annuity premiums and cost of insurance contract charges less related policy and contract benefits. We use mortality margin to evaluate Allstate Financial's underwriting performance as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

        Gross margin represents life and annuity premiums and contract charges and net investment income, less contract benefits and interest credited to contractholder funds. We use gross margin as a component of our evaluation of the profitability of Allstate Financial's life insurance and financial product portfolio. Additionaly, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.

        We believe that the investment, mortality and gross margins are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance. These margins should not be considered as a substitute for net income and do not reflect the overall profitability of the business. Net income is the GAAP measure that is most directly comparable to these margins. Investment margin, mortality margin and gross margin are reconciled to Allstate Financial GAAP net income in the following tables.

	Three Months Ended March 31,
($ in millions)	Est. 2004	2003
Life and annuity premiums and contract charges	$496	$639
Net investment income(1)	827	802
Contract benefits	(395)	(530)
Interest credited to contractholder funds(2)	(456)	(453)

Gross margin	472	458
Amortization of DAC and DSI	(130)	(172)
Operating costs and expenses	(145)	(168)
Income tax expense	(65)	(36)
Realized capital gains and losses, after-tax	(14)	(21)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(10)	(9)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(4)	(2)
Loss on disposition of operations, after-tax	(2)	—
Cumulative effect of change in accounting principle, after-tax	(175)	—

Allstate Financial net income	$(73)	$50

(1)
Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $6 million for the first quarter of 2004 and $3 million for the first quarter of 2003.

(2)
Beginning in 2004, amortization of DSI is excluded from life and annuity premiums and contract charges and interest credited to contractholder funds for purposes of calculating gross margin. Amortization of DSI totaled $14 million in the first quarter of 2004. Prior periods have not been restated.

	Three Months Ended March 31, 2004 (Est.)
($ in millions)	Investment Margin	Mortality Margin	Maintenance Charges	Surrender Charges	Gross Margin
Life and annuity premiums	$—	$246	$—	$—	$246
Contract charges	—	128	101	21	250
Net investment income	827	—	—	—	827
Contract benefits	(131)	(264)	—	—	(395)
Interest credited to contractholder funds	(456)	—	—	—	(456)

	$240	$110	$101	$21	$472

	Three Months Ended March 31, 2003
($ in millions)	Investment Margin	Mortality Margin	Maintenance Charges	Surrender Charges	Gross Margin
Life and annuity premiums	$—	$412	$—	$—	$412
Contract charges	—	127	81	19	227
Net investment income	802	—	—	—	802
Contract benefits	(126)	(404)	—	—	(530)
Interest credited to contractholder funds	(453)	—	—	—	(453)

	$223	$135	$81	$19	$458

Operating Measures

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following operating financial measures. Our method of calculating these measures may differ from that used by other companies and therefore comparability may be limited.

        Premiums written is the amount of premiums charged for policies issued during a fiscal period. Premiums earned is a GAAP measure. Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period. The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. The following table presents a reconciliation of premiums written to premiums earned.

	Three Months Ended March 31,
($ in millions)	Est. 2004	2003
Premiums written	$6,333	$5,937
Change in Property-Liability unearned premiums	42	22
Other	(4)	40

Premiums earned	$6,371	$5,999

        Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales. It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

        The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended March 31,
($ in millions)	Est. 2004	2003
Life and annuity premiums(1)	$246	$412
Deposits to contractholder funds, separate accounts and other	3,209	2,084

Total premiums and deposits	$3,455	$2,496

(1)
Life and annuity contract charges in the amount of est. $250 million and $227 million for the three months ended March 31, 2004 and 2003, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

        New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate proprietary distribution channel. New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies' mutual funds, and excludes renewal premiums. New sales of financial products by Allstate exclusive agencies for the three months ended March 31, 2004 and 2003 totaled est. $491 million and $361 million, respectively.

        This press release contains forward-looking statements about our operating income for 2004. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons. Weighted average rate changes and the annual impact of rate changes on premiums written in our Property-Liability business may be lower than projected due to a decrease in PIF. Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes, may exceed management's projections. In addition, claim frequency could be higher than expected. Lower interest rates and equity market returns could increase DAC amortization, reduce contract charges, investment margins and the profitability of the Allstate Financial segment. We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

        The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,900 exclusive agencies and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agents, independent agents, worksite, financial institutions and broker-dealers.

        We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on "Investor Relations." From there, go to the "Quarterly Investor Info" button. We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino
Media Relations
(847) 402-5600

Robert Block, Larry Moews, Phil Dorn
Investor Relations
(847) 402-2800

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